UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2012

PREMIER BRANDS, INC.

(Exact name of registrant as specified in its charter)

Wyoming	000-54294	27-2300669
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

4364 Bonita Road, No. 424, Bonita, California 91902	91902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (520) 424-5262

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

On December 18, 2012, the Board of Directors appointed Eduardo Enciso and Juan Gutierrez as members of the Board of Directors, effective immediately.

On January 4, 2013, the Board of Directors removed Jorge S. Olson as the Chief Financial Officer and Secretary of the Company, effective immediately, as the Company believed that Mr. Olson should focus on the management of the Company. The removal of Mr. Olson was not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

On August 27, 2013, Juan Gutierrez resigned from the Board of Directors of the Company. The resignation of Mr. Gutierrez was not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

On January 4, 2014, the Board of Directors re-confirmed the removal of Mr. Olson as Chief Financial Officer and Secretary of the Company effective as of January 4, 2013. The Board of Directors also re-confirmed the appointment of Eduardo Enciso as Chief Financial Officer and Secretary of the Company effective as of January 4, 2013.

On February 4, 2014, the Board of Directors appointed Francisco de la Lama as member of the Board of Directors, effective immediately.

On July 11, 2014, Jorge S. Olson resigned as President, Chief Executive Officer and member of the Board of Directors of the Company, effective immediately. The resignation of Mr. Olson was not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

On August 19, 2014, the Board of Directors accepted the resignation of Mr. Olson as President, Chief Executive Officer and Director of the Company and elected Eduardo Enciso as the President and Chief Executive Officer of the Company.

The following sets forth information about our directors and executive officers as of the date hereof:

Name	Age	Position
Eduardo Enciso	38	President, Chief Executive Officer, Chief Financial Officer, Secretary and Director
Francisco de la Lama	33	Director

Eduardo Enciso was appointed as Director on December 18, 2012, as Chief Financial Officer and Secretary on January 4, 2013 and as President and Chief Executive Officer of the Company on July 11, 2014. He has over 10 years’ experience in consumer packaged goods industry including developing, marketing and selling beverages, vitamins and impulse buy items in the United States and in Mexico.

Mr. Enciso has led teams of salespeople, project managers and marketing all in the sales and distribution of consumer packed goods and in product development of beverages and other products to sell in supermarkets, pharmacies and convenience stores. He is skilled in merchandising, product development, and product placement and has worked with more than one hundred entrepreneurs to help them in their consumer goods projects.

Over the last 10 years, Mr. Enciso has worked in projects including Miller Beer, Caballo Negro Energy Drink, Kabalah Energy Drink, Groove Water, Zimbi, Barcel, Bargain Baskets, DSD Merchandising and with 20 other beverages and consumer packaged goods companies. In his projects he has developed, marketed and sold products to supermarkets, pharmacies and convenience stores.

Mr. Enciso also worked as a Sales and Promotion Manager for Miller Beer for the Team Enterprise division in San Diego, California. There, he managed all the Sales and Promotions for one of the best territories for Miller Beer in the country, working with the 60 best supermarket accounts in the city, using merchandising, in-store promotions, up-selling, and grassroots marketing to position Miller Beer as the top beer company in most of the accounts, making him work with the largest independent supermarket retail accounts for this company.

Mr. Enciso has a BA in Communications from Universidad Iberoamericana, in Mexico.

Term of Office

Our directors hold office until the next annual general meeting of our stockholders or until their successors have been duly elected and qualified or until removed from office in accordance with our bylaws. Our officers are elected by and serve at the discretion of the board of directors.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K or Item 404(a) of Regulation S-K.

Material Plans, Contracts or Arrangements and Employment Agreements

The Company did not enter into any employment agreement with its directors and officers. The Company agrees to pay to Mr. Enciso a compensation of $5,000 per month. The Company agrees to pay to Mr. Lama a compensation of $1,500 per month.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 11, 2014	PREMIER BRANDS, INC.

	By:	/s/ Eduardo Enciso
Eduardo Enciso President and Chief Executive Officer